Exhibit 10.7

TERMINATION, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS TERMINATION, ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Termination Agreement"), dated as of September 3, 2013, is made by and between AmTrust North America, Inc., a Delaware corporation ("AmTrust"), and Innova Claims Management (d/b/a SCM Claims Management) ("SCM" or “Specialty”). SCM and AmTrust are sometimes referred to herein as the "Parties", and each, a "Party".

WHEREAS, the Parties have entered into a Claim Services and Data Reporting Agreement, dated as of November 1, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Agreement");

WHEREAS, pursuant to the Agreement, SCM provided claims adjustment and administration services to AmTrust in respect of insurance policies specified therein (the "Services"); and

WHEREAS, the Parties hereto desire to terminate the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Agreement.

2.                  Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of September 1, 2013 (the "Termination Date"). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate, except for (a) any rights and obligations of the Parties that are expressly designated thereunder to survive the termination of the Agreement and (b) any other rights and obligations of the Parties that come into being or effect upon the termination of the Agreement, in each case under clause (a) and clause (b), subject to the terms and conditions of this Termination Agreement.

3.                  Certain Rights and Obligations/Termination Payment.

As material consideration for the covenants, agreements and undertakings of the Parties under this Termination Agreement:

(a)                Transition of Claims. In accordance with Article I, Section G of the Agreement, AmTrust will, as of the Termination Date, take over any and all outstanding Claims Administration under the Agreement. Following the Termination Date SCM will, and will instruct its employees, to, cooperate with AmTrust in connection with AmTrust's handling of such Claims.

(b)               SCM shall complete the conversion of SFB Program Claims Data and ship all SFB claim files (open and closed) to AmTrust as of the Termination Date. Pursuant to Article I, Section H of the Agreement, prior to the Termination Date, SCM shall deliver immediate possession of all Claim Files (hard copy and computer files) and other Books and Records relating to any Claims to AmTrust.

(c)                Termination Payment. AmTrust shall pay Specialty an amount equal to $700,000 (the "Termination Payment"), plus any fees and expenses owed by AmTrust to Specialty pursuant to the Agreement as of the Termination Date. The Termination Payment shall be paid on payment terms to be determined by mutual agreement.

(d)               Assumption of Office Lease. The Parties shall execute the Assignment and Assumption of Lease Agreement attached hereto as Schedule A (the "Lease Assignment").

(e)                Acquisition of Equipment. SCM hereby sells, assigns, grants, conveys and transfers to AmTrust all of SCM's right, title and interest in and to the office equipment and inventory set forth on Schedule B hereto.

(f)                Assumption of Capital Leases. SCM hereby sells, assigns, grants, conveys and transfers to AmTrust all of SCM's right, title and interest in and to the contracts set forth on Schedule C hereto (the "Assigned Contracts"). Contingent upon receipt of any consents required in connection with the assignment described in this paragraph, AmTrust hereby accepts such assignment and assumes all of SCM's duties and obligations under the Assigned Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of SCM under the Assigned Contracts accruing on and after the Termination Date. For the avoidance of doubt, AmTrust shall be entitled to receive any security deposits payable to SCM pursuant to any Assumed Contract, to the extent AmTrust has reimbursed SCM for the amount thereof. SCM shall indemnify AmTrust for any amounts owed pursuant to the Assumed Contracts that have accrued or become due prior to the Termination Date. SCM will pass through the benefits of any Assumed Contracts for which consent is not obtained to AmTrust and AmTrust will be responsible for all amounts due under such Assumed Contracts following the Termination Date.

(g)                Continuing Employees.

(i)                 On or prior to the Termination Date, AmTrust shall make offers of employment to the employees set forth on Schedule D hereto (the "Continuing Employees"); provided, that nothing in this Section 3(g)(i) shall be deemed to limit the right of AmTrust or any of its Affiliates to (A) terminate the employment of any Continuing Employee at any time, (B) change or modify the terms or conditions of employment for any Continuing Employee or (C) change or modify any benefit plan in accordance with its terms.

(ii)               In addition, and without limiting the generality of the foregoing, with respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by AmTrust or its affiliates ("AmTrust Benefit Plans") in which a Continuing Employee may be eligible to participate on or after the Closing, (i) each Continuing Employee and their covered dependents shall be immediately eligible to participate, without any waiting time, in any and all AmTrust Benefit Plans to the extent coverage under such AmTrust Benefit Plans is comparable to a benefit plan in which the Continuing Employee participated immediately before the Closing; and (ii) AmTrust shall waive, or use commercially reasonable efforts to cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to Continuing Employees and their covered dependents under AmTrust Benefit Plans to the same extent such limitations are waived under any benefit plan in which the Continuing Employee participated immediately before the Closing and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical, dental, pharmaceutical and/or vision plans, deductible and out-of-pocket expenses paid by Continuing Employees and their covered dependents in respect of the relevant benefit plan in the calendar year in which the Closing occurs.

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4.                  Temporary Use of Office Space. During the six-month period following the Termination Date (the "Use Period"), AmTrust shall allow SCM to use the portion of the office space leased pursuant to the Lease Assignment set forth on Schedule E hereto (the "Space") on a rent-free basis. During the Use Period, SCM will use its best efforts to locate and move into new office space. Upon agreement by both Parties, the Use Period may be extended on a month-by-month basis following the expiration of the initial six-month term; provided, that for the avoidance of doubt, AmTrust shall have no obligation to extend the Use Period. SCM further agrees that:

(a)                The provisions of this Section do not constitute a lease and SCM is not afforded any rights as a tenant hereunder.

(b)               SCM shall use the Space as office space and not for any other use without the prior written consent of AmTrust. AmTrust, may at its sole discretion, move the location of the Space within the premises leased by AmTrust pursuant to the Lease Assignment or move the location of individual SCM employees within the Space.

(c)                During the Use Period, SCM will have access to the two Continuing Employees set forth on Exhibit F hereto, and AmTrust will have access to the SCM employee set forth on Exhibit F hereto. The employees described in this Section 4(c) shall provide services to AmTrust or SCM, as the case may be, on a level consistent with the services such employees provided to AmTrust or SCM prior to the Termination Date.m

(d)               Notwithstanding anything herein to the contrary, SCM shall not assign or delegate any right or obligation arising out of this Section 4 to any third party.

(e)                The Parties shall hold each other harmless from all damages arising out of any injury or damage to any person or property, occurring in, on or about the Space, caused by (i) such Party’s act, error, or omission, or the act, error, or omission of any person acting under the direction of a Party, or (ii) any injury or damage to any employee of either Party or to the property of any such employee or of that Party.

5.                  Mutual Release.

(i)                 Effective as of the Termination Date, in consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, "Releasors") hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, "Releasees") of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, "Claims"), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Termination Agreement (including any surviving indemnification obligations under the Agreement).

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6.                  Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)                It has the full right, corporate or limited liability company, as the case may be, power and authority to enter into this Termination Agreement and to perform its obligations hereunder.

(b)               The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of such Party.

(c)                This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

7.                  Indemnification.

(a)                Each Party (as the "Indemnifying Party") shall defend, indemnify and hold harmless the other Party, and its officers, directors, employees, agents, affiliates, permitted successors and permitted assigns (collectively, the "Indemnified Party"), against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Termination Agreement and the cost of pursuing any insurance providers, incurred by an Indemnified Party (collectively, "Losses"), arising out or resulting from any claim of a third party or Party alleging: (i) breach by Indemnifying Party or its employees, consultants or other personnel of any representation, warranty, covenant or other obligations set forth in this Termination Agreement; or (ii) negligence or more culpable act or omission of an Indemnifying Party or its employees, consultants or other personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Termination Agreement.

(b)               Notwithstanding anything to the contrary in this Termination Agreement, the Indemnifying Party is not obligated to indemnify, defend or hold harmless the other Party and the other Indemnified Parties against any Losses arising out of or resulting from an Indemnified Party's: (i) willful or negligent acts or omissions; or (ii) bad faith failure to comply with any of its obligations set forth in this Termination Agreement.

(c)                An Indemnified Party seeking indemnification under this Section 7 shall give the Indemnifying Party: (i) prompt Notice (as defined below) of the relevant claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; and (ii) reasonable cooperation[, at the Indemnifying Party's expense,] in the defense of such claim. The Indemnifying Party shall have the right to control the defense and settlement of any such claim; provided, however, that the Indemnifying Party shall not, without the prior written approval of the Indemnified Party, settle or dispose of any claims in a manner that affects the Indemnified Party's rights or interests. The Indemnified Party shall have the right to participate in the defense at its own expense.

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8.                  Confidentiality. From time to time during the term of the Agreement or of this Termination Agreement, either Party (as the "Disclosing Party") may have disclosed or made available or may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, products/services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" (collectively, "Confidential Information"). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 8 by the Receiving Party or any of its Affiliates; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Affiliates prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or (e) is required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction. The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Termination Agreement or the Agreement; and (iii) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Affiliates who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Termination Agreement or the Agreement. The Receiving Party shall be responsible for any breach of this Section 8 caused by any of its Affiliates. The Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party and its Affiliates to prevent the breach or threatened breach of this Section 8 and to secure its enforcement, in addition to all other remedies available at law.

9.                  Publicity and Announcements.

(a)                Neither Party shall (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Termination Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed), except to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Termination Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its affiliates are listed or traded or (iii) in connection with enforcing its rights under this Termination Agreement.

(b)               Neither Party shall make, publish or communicate to any person or entity or in any public forum any comments or statements (written or oral) that denigrate or disparage, or are detrimental to, the reputation or stature of the other Party or its businesses, or any of its employees, directors and officers, and existing and prospective customers, suppliers, investors and other associated third parties.

10.              Miscellaneous.

(a)                All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a "Notice") must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 10(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 10(a).

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(b)               This Termination Agreement and all matters arising out of or relating to this Termination Agreement are governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State. Any legal suit, action or proceeding arising out of or relating to this Termination Agreement must be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified mail in accordance with Section 10(a) will be effective service of process for any suit, action or other proceeding brought in any such court.

(c)                This Termination Agreement, and each of the terms and provisions hereof, may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(d)               Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Termination Agreement to an affiliate. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(e)                This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

(f)                For purposes of this Termination Agreement, (i) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Termination Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g)                The headings in this Termination Agreement are for reference only and do not affect the interpretation of this Termination Agreement.

(h)               If any term or provision of this Termination Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(i)                 Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request of the other Party, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Termination Agreement and the Agreement and give effect to the transactions contemplated hereby and thereby.

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(j)                 This Termination Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(k)               Each Party shall pay its own costs and expenses in connection with the drafting, negotiation and execution of this Termination Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

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IN WITNESS WHEREOF, the Parties have executed this Termination, Assignment and Assumption Agreement as of the date first written above.

AMTRUST NORTH AMERICA, INC.

By:	/s/ Stephen Ungar
Name:	Stephen Ungar
Its:	Secretary

INNOVA CLAIMS MANAGEMENT
By:	/s/ Michael Fitzgerald
Name:	Michael Fitzgerald
Its:	Manager